Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Lori Ann Peters, Director - Shared Services	May 13, 2005
(757) 222-9602	For Immediate Release

Royster-Clark Posts Strong First Quarter

New York, NY, May 13, 2005 — Royster-Clark Inc. has released its financial statements for the three months ended March 31, 2005. With revenues unchanged from last year, the company posted significantly reduced pre-season operating losses on the strength of improved margins and reduced expenses.

Net sales of $204.5 million were down very slightly from last year’s total of $205.0 million. Operating losses of $7.5 million were significantly reduced compared to operating losses of $9.7 million last year.

In a prepared statement, Chief Financial Officer, Paul Murphy, offered the following comments concerning the company’s performance during the first quarter

“This is a very solid beginning for 2005 and a very satisfying continuation of the trends established last year when Royster-Clark improved operating income by 23.6% and profit before tax by more than $7 million.. Higher price levels for fertilizer products allowed us to keep revenues at the same level as last year in spite of a much slower start to the spring season. With revenues unchanged, the keys to our improved profitability were improved Gross profit ratios and continued tight control of Sales, general and administrative expenses. Even now in mid-May it is still too early to know the outcome of the season with any degree of certainty, but I can report that our unaudited operating income through the end of April has continued the improvement evident in the first quarter and totaled $21.0 million compared to $13.8 million through April last year – an improvement of $8.2 million or 59%.”

— End of Prepared Statement —

Highlights of the Company’s summary of operations and balance sheet are shown on the following pages.

Royster-Clark, Press Release – May 13, 2005	Page 1 of 4

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. Dollars in thousands)

UNAUDITED

	Three Months ended March 31,
	2005	2004
Net sales	$204,545	204,977
Cost of sales	173,800	176,592

Gross profit	30,745	28,385
Selling, general and administrative expenses	36,988	38,266
Loss (gain) on disposal of property, plant and equipment, net	715	(160)
Expenses related to abandoned financing alternatives	552	—

Operating loss	(7,510)	(9,721)
Interest expense	(7,086)	(6,708)

Loss before income taxes	(14,596)	(16,429)
Income tax expense	95	—

Net loss	$(14,691)	(16,429)

Royster-Clark, Press Release – May 13, 2005	Page 2 of 4

ROYSTER-CLARK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

Unaudited

	March 31, 2005	March 31, 2004
Assets
Current assets:
Cash	$343	340
Trade accounts receivable, net of allowance for doubtful accounts of $4,626 and $6,401 at March 31, 2005 and March 31, 2004, respectively	106,789	114,669
Other receivables	4,124	7,874
Inventories	408,403	356,514
Prepaid expenses and other current assets	1,692	2,437

Total current assets	521,351	481,834
Property, plant and equipment, net of accumulated depreciation	145,398	160,959
Goodwill	16,540	16,540
Deferred financing costs, net	8,562	9,478
Other assets, net	7,989	9,344

	$699,840	678,155

Liabilities and Stockholder’s Equity
Current liabilities:
Customer deposits	$150,241	145,228
Accounts payable	108,106	139,041
Accrued expenses and other current liabilities	33,772	28,969

Total current liabilities	292,119	313,238
Senior Secured Credit Facility	159,925	118,328
10 1/4% First Mortgage Notes due 2009	200,000	200,000
Other long-term liabilities	7,248	8,341

Total liabilities	659,292	639,907

Stockholder’s equity:
Common stock	—	—
Additional paid-in capital	88,599	88,599
Accumulated deficit	(46,927)	(49,602)
Accumulated other comprehensive loss	(1,124)	(749)

Total stockholder’s equity	40,548	38,248

	$699,840	678,155

Royster-Clark, Press Release – May 13, 2005	Page 3 of 4

For more information about the company and its products see our recently filed Quarterly Report on Form 10-Q by visiting www.sec.gov/edgar/searchedgar/webusers.htm or visit our web sites at www.roysterclark.com, www.vigoroseed.com, www.glotell.com and www.rainbowplantfood.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

— END —

Royster-Clark, Press Release – May 13, 2005	Page 4 of 4